As filed with the Securities and Exchange Commission on March 24, 2017

Registration No. 333-192459

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192459

UNDER

THE SECURITIES ACT OF 1933

SCA Holdings, LLC

(successor in interest to

Surgical Care Affiliates, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	20-8740447
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SURGICAL CARE AFFILIATES, INC. 2013 OMNIBUS LONG-TERM INCENTIVE PLAN

SURGICAL CARE AFFILIATES, INC. MANAGEMENT EQUITY INCENTIVE PLAN

SURGICAL CARE AFFILIATES, INC. DIRECTORS AND CONSULTANTS EQUITY INCENTIVE PLAN

2008 RESTRICTED EQUITY UNIT AGREEMENT

DIRECTOR RESTRICTED EQUITY UNIT AGREEMENT

(Full Title of the Plan)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-192459) (the “Registration Statement”), filed by Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on November 20, 2013, which registered the offering of an aggregate of 5,447,516 shares of the Company’s common stock, $0.01 par value.

The Company, UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), Spartan Merger Sub 1, Inc., a Delaware corporation and indirectly wholly-owned subsidiary of Parent (“Purchaser”) and Spartan Merger Sub 2, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of January 7, 2017. Pursuant to the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement. Immediately following the consummation of the Merger, the Company merged with and into Merger Sub 2, with Merger Sub 2 surviving the merger under the name “SCA Holdings, LLC” and becoming the successor in interest to the Company (the “Second Step Merger” and together with the Merger, the “Transaction”) and thereafter the Company ceased its separate existence upon the terms and subject to the conditions set forth in the Merger Agreement.

The Transaction became effective on March 24, 2017.

In connection with the Transaction, further offerings pursuant to the Registration Statement have been terminated. SCA Holdings, LLC, as successor in interest to the Company, hereby removes from registration the securities registered under the Registration Statement that remain unsold under the above listed Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, SCA Holdings, LLC, as successor in interest to the Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 24, 2017.

SCA HOLDINGS, LLC (as successor in interest to Surgical Care Affiliates, Inc.)

By:	/s/ Richard J. Mattera
Richard J. Mattera
Assistant Secretary